UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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First National Bancshares, Inc.

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215 N. Pine Street

Spartanburg, S.C. 29302

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of First National Bancshares, Inc., the holding company for First National Bank of the South. At the meeting, we will report on our performance in 2006 and answer your questions. We are excited about our accomplishments and we look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on Tuesday, April 17, 2007, at 5:30 p.m. at our corporate headquarters at 215 N. Pine St., Spartanburg, South Carolina for the following purposes:

1.	To elect four members to the Board of Directors of the Company; and
2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 1, 2007 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our main office prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

Jerry L. Calvert Vice Chairman, President and CEO	Gaines W. Hammond, Jr., M.D. Chairman

Spartanburg, South Carolina

March 16, 2007

FIRST NATIONAL BANCSHARES, INC.

215 N. Pine Street

Spartanburg, South Carolina 29302

Proxy Statement for Annual Meeting of

Shareholders to be Held on April 17, 2007

Our Board of Directors is soliciting proxies for the 2007 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

The Board of Directors has set March 1, 2007, as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 3,458,354 shares outstanding on the record date of March 1, 2007. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote your shares.

When you sign the proxy card, you appoint Jerry L. Calvert and Gaines W. Hammond, Jr., M.D. as your representatives at the meeting. Mr. Calvert and Dr. Hammond will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Dr. Hammond will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Calvert and Dr. Hammond will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report, our annual report on Form 10-K, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 16, 2007.

Proposal No. 1: Election of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors, whose names are listed below, will expire at the meeting:

Class II

Gaines W. Hammond, Jr., M.D.

Benjamin R. Hines

Peter E. Weisman

Donald B. Wildman

Shareholders will elect four nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2010 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect Gaines W. Hammond, Jr., M.D., Benjamin R. Hines, Peter E. Weisman and Donald B. Wildman, as Class II directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Calvert and Dr. Hammond will vote your proxy to elect Dr. Hammond, Mr. Hines, Mr. Weisman and Mr. Wildman. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Calvert and Dr. Hammond will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, First National Bank of the South, and has served in this capacity since each company’s inception in 1999.

Dr. Gaines W. Hammond, Jr., 58, Class II director, is the chairman of our board of directors. Dr. Hammond is a urologist practicing in Spartanburg since 1980 when he founded Hammond Urology, P.A. Dr. Hammond graduated from Washington & Lee University in 1971 and from the Medical University of South Carolina in 1974 and received surgery and urologic training at Indiana University.

Benjamin R. Hines, 50, Class II director, has been president of Spencer/Hines Properties, a commercial real estate firm located in Spartanburg, since 1986. Mr. Hines graduated from Wofford College in 1978 with a bachelor’s degree in economics.

Peter E. Weisman, 69, Class II director, is an owner and managing member of Peter Weisman/Kinney Hill Associates, LLC, a real estate development company established in 1989 and located in Spartanburg. Mr. Weisman has also been a general partner of P & J Realty Co., a real estate development company located in New York, New York, since 1969. He graduated from the University of Pennsylvania in 1961 with a degree in architecture.

Donald B. Wildman, 57, Class II director, is a managing partner of the law firm of Johnson, Smith, Hibbard, and Wildman, LLP. Mr. Wildman has been a transactions attorney with the firm since 1974. He graduated from Wofford College in 1971 with a bachelor of arts degree and received his juris doctor from the University of South Carolina School of Law in 1974.

Set forth below is also information about each of our other directors and executive officers. The terms of the Class III directors will expire at the 2008 Annual Shareholders Meeting. The terms of the Class I directors expire at the 2009 Annual Shareholders Meeting. Each director is also an organizer and a director of our subsidiary bank and has served in this capacity since each company’s inception in 1999.

C. Dan Adams, 47, Class III director, has been the president and principal owner of The Capital Corporation of America, Inc., an investment banking company located in Spartanburg, since 1991. He is also president and owner of The Capital Finance Group, Inc., a merger and acquisitions company located in Spartanburg. Mr. Adams graduated from the University of South Carolina-Upstate in 1983 with a degree in business administration. He graduated in 1989 from The Banking School of the South at Louisiana State University and is a Certified Commercial Investment member.

Mellnee G. Buchheit, 59, Class I director, has been the president of Buchheit News Management, Inc., a firm specializing in media investments, since 1993. She also serves as a director for Wayne Printing Co., Inc. and Hometown News, Inc. Ms. Buchheit graduated from Winthrop University with a degree in education in 1969.

Jerry L. Calvert, 58, Class I director, is the president and chief executive officer of First National Bancshares, Inc. and the First National Bank of the South. He is a native of South Carolina and has over 30 years of banking experience in the Greenville and Spartanburg markets. Mr. Calvert was the senior vice president and regional manager for American Federal Bank from 1984 until March 1999, when he resigned to help organize First National Bank of the South. Mr. Calvert is a retired lieutenant colonel in the U.S. Marine Reserves and a Vietnam veteran. Mr. Calvert graduated from Wofford College in 1974 with a bachelor of arts degree in economics.

Martha Cloud Chapman, 84, Class III director, graduated from the University of North Carolina – Greensboro in 1942 with a degree in art. Ms. Chapman previously was the first female board member of the Spartanburg County Foundation, the South Carolina Development Board, and the South Carolina Mining Council, and she served as the chairperson of Governor Jim Edward’s Inaugural Ball.

W. Russel Floyd, Jr., 56, Class I director, has been the president of W. R. Floyd Services, Inc., a funeral home and cemetery operation located in Spartanburg, since 1978. He has also served as the president of Westwood Memorial Gardens, Inc., a cemetery located in Spartanburg, and the vice president of Piedmont Crematory since 1980. He also has served as the president of Business Communications, Inc., a local provider of telephone services and equipment, since 1984. Mr. Floyd graduated from the University of North Carolina – Chapel Hill in 1972 with a bachelor of science degree in business administration, and he received a bachelor of arts degree in psychology from the University of North Carolina – Charlotte in 1977.

Dr. C. Tyrone Gilmore, Sr., 63, Class III director, is vice president/customer relations at Compass Learning, Inc. He graduated from Livingstone College in 1965 with a bachelor of arts degree. Dr. Gilmore earned his Master’s degree in 1971 from Converse College and received his Ed. S. in Educational Administration studies in 1976 from the University of South Carolina – Upstate.

William A. Hudson, 71, Class I director, founded Diversco, Inc., an outsourcing and contract services business located in Spartanburg, in 1969. Since 1969, Mr. Hudson has held various positions with Diversco, including chairman and chief executive officer; he is currently vice chairman of Diversco. He graduated from Clemson University in 1959 with a bachelor of science degree in education.

Norman F. Pulliam, 64, Class I Director, was founder and formerly chairman of the board of Pulliam Investment Company, Inc., a real estate development and investment firm located in Spartanburg. Mr. Pulliam served as board chairman from the inception of the Company until June 2005, and now serves as chairman emeritus. He is a graduate of Clemson University and Harvard University School of Business Administration.

Coleman L. Young, Jr., 50, Class III director, has been the president of CLY, Inc., a dry cleaning business located in Spartanburg, since 1994. Mr. Young also serves as property manager for Coleman Young Family Limited Partnership, a real estate development company. Mr. Young graduated from Clemson University in 1979 with a bachelor of science degree.

Kitty B. Payne, CPA, 36, is executive vice president and chief financial officer of First National Bancshares, Inc. and First National Bank of the South. She has over 14 years of experience in the financial services industry, including seven years with KPMG LLP as a senior tax manager where she worked extensively with community banks in the Carolinas. Ms. Payne received her bachelor’s degree in financial management and accounting from Clemson University in 1992.

Robert W. Murdoch, Jr., 62, is executive vice president and the retail banking manager of First National Bank of the South. He is a native of South Carolina and has over 35 years of experience in the financial services industry. Mr. Murdoch was vice president and executive officer with Spartanburg National Bank from August 1988 until February 2000, when he resigned to join First National Bank of the South. Mr. Murdoch is a 1987 graduate of the Banker’s School of the South at Louisiana State University.

David H. Zabriskie, 45, is executive vice president, senior lending officer, and CRA officer of First National Bank of the South. He has over 18 years of experience in the financial services industry, including 15 years in commercial lending. Mr. Zabriskie has also served as a bank examiner for the OCC and the OTS. Mr. Zabriskie received his bachelor’s degree in business administration from Furman University in 1984.

Compensation Committee Interlocks and Insider Participation

Each of the following individuals served as a member of the Company’s compensation committee during the year ended December 31, 2006: Coleman L. Young, Jr., Mellnee Buchheit, William A. Hudson, as Chair, Gaines W. Hammond, Jr., M.D., Martha Cloud Chapman and Norman F. Pulliam.

During this period, none of the members of the compensation committee:

•	Was an officer or employee of the Company; or

•	Was formerly an officer of the Company.

Mellnee Buchheit; Gaines W. Hammond, Jr., M.D.; Norman F. Pulliam; and the Coleman Young Family Limited Partnership, a limited partnership of which Coleman L. Young, Jr. is the sole owner and voting member; are members of the limited liability company that in February 2007 entered into a transaction to sell and subsequently lease back to the Company’s bank subsidiary certain real properties previously owned by the bank subsidiary. The sales price for the transaction was $5,450,000. Each member has a one/ninth interest in the limited liability company.

Also, during the year ended December 31, 2006, none of the executive officers of the Company met the following criteria:

•	Served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s compensation committee

•	Served as a director of another entity, one of whose executive officers served on the Company’s compensation committee.

Compensation Committee Report

The compensation committee of our Board of Directors has the authority to make recommendations to the Board of Directors regarding the salaries, bonuses and equity plan participation levels for our named executive officers and is responsible for establishing, implementing and monitoring all compensation policies of the Company and its bank subsidiary, First National Bank of the South. The compensation committee also has the authority to review and make recommendations to the Board of Directors with respect to employment agreements, severance arrangements and retirement plans for the named executive officers, to oversee the design and administration of equity-based and incentive compensation plans and otherwise to review and approve compensation plans. The compensation committee does not delegate any of its authority to any executive officer of the Company. Together with the full board of directors, the compensation committee evaluates the performance of our Chief Executive Officer (the “CEO”) and, with input from the CEO, evaluates the performance of the Company’s other named executive officers and approves the resulting compensation levels for these individuals. The CEO does not participate in any discussion or review by the compensation committee or Board of Directors regarding his own compensation.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis. In reliance on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the compensation committee is included herein at the direction of its members: Coleman L. Young, Jr., Mellnee Buchheit, William A. Hudson as Chair, Gaines W. Hammond, Jr., M.D., Martha Cloud Chapman and Norman F. Pulliam.

Compensation Discussion and Analysis

Overview, Philosophy and Objectives of Executive Compensation

The Company compensates its named executive officers primarily through a combination of base salary and annual bonus and secondarily through equity compensation and perquisites. The primary objectives of the compensation committee with respect to the compensation of the Company’s named executive officers are to attract, motivate and retain talented and dedicated executives and to foster a team orientation toward the achievement of company-wide business objectives which are designed to enhance shareholder value. The compensation committee has established certain general elements as part of its compensation philosophy to achieve these goals with respect to the named executive officers as follows: providing competitive base salaries and annual bonus targets, which are designed to reward achievement of company financial performance objectives as well as individual managerial effectiveness and offering equity incentives for the named executive officers. As a result, the compensation package of the named executive officers is designed to proportionately reward higher performance.

Base Salary

In arriving at the overall compensation package structure for the named executive officers, the compensation committee routinely utilizes third party information, including compensation data obtained from surveys of compensation practices for a cross-section of the banking industry, considering diverse performance, capital structure and competitive challenges. In recent years, the compensation committee has been advised in its work by an individual who was retained by the Company on a contract basis to provide general consulting on a variety of business matters, including providing market data regarding executive compensation within the banking industry for institutions of similar size and financial performance. However, this individual did not recommend the amount of executive or director compensation during the year ended December 31, 2006.

The minimum base salaries of the named executive officers were specified in the employment agreements executed by each of the named executive officers, are subject to review annually by the compensation committee and are ratified by the Company’s Board of Directors. The current base salary of each of the named executive officers, which is set forth in the Summary Compensation Table, has increased annually subsequent to the execution of the executives’ employment agreements. The amount of the increase in each named executive officers’ salary is determined after consideration of the third party information described above and after evaluation of the individual executive’s performance, and the performance of the Company.

The base salary of the named executive officers of the Company is intended to provide a competitive base level of pay for the services they provide. We establish base salaries for our named executive officers after reviewing each officer’s individual performance, as well as compensation data including base salary information for a group of comparable high-performing peer banks selected using factors such as financial performance, market presence and plans for growth. The Company believes that the fixed base annual salary levels of the named executive officers helps the Company to retain qualified executives and provides a level of income stability for the named executive officers that may lessen potential pressures to take excessive risks to achieve performance measures under incentive compensation arrangements. The Company has increased the base salaries of its current named executive officers annually since the bank’s opening. It is probable that the base salaries of one or more named executive officers will be increased in 2007.

Annual Incentive

Each of the named executive officers of First National is eligible for an annual incentive under our formal incentive compensation plan, the First National Incentive Plan (the “FNIP”). In addition to the four named executive officers, 29 members of the Company’s management team were also eligible to receive bonus compensation under the FNIP in 2006.

The FNIP rewards the named executive officers and other key management team members for achieving annual company financial performance objectives (the “Performance Objectives”), earnings, credit quality, loan growth and deposit growth. On an annual basis, the compensation committee recommends to the Board of Directors the specific targets for each Performance Objective and the relative weight assigned to each Performance Objective in the calculation of the annual incentive to be awarded under the FNIP. The compensation committee considers a number of factors in assigning the relative weights to each Performance Objective, including the criteria set forth in the annual operating plan approved by the Board of Directors. The Company believes that by providing a positive incentive and annual cash rewards, the FNIP plays an integral role in motivating and retaining qualified executives. The Company also believes that the allocation of base salary and annual incentive compensation opportunity for named executive officers generally represents a reasonable combination of fixed salary compared to variable incentive pay opportunity and reflects the Company’s goal of retaining and motivating its named executive officers.

The compensation committee reviews and revises the bonus structure underlying the FNIP on an annual basis. Once the yearly plan is finalized, it is presented to the Board of Directors, which reviews and approves it. The board generally views the FNIP as a competitive and appropriate benefit plan. The FNIP for 2006 was reviewed by our board of directors with a view toward maintaining competitive target annual cash compensation levels (base salary plus target annual bonuses) that include an adequate combination of fixed and variable pay.

Under the 2006 FNIP, the named executive officers, excluding the CEO, have an annual incentive target of 35% of their base salaries if 100% of the Performance Objectives are achieved. Actual earned payments under the FNIP as a percentage of salary can be greater or less than the target percentage depending on the Company’s actual performance against the Performance Objectives approved by the compensation committee and set forth in the FNIP. Actual payments pursuant to the 2006 FNIP are based on the Performance Objective results and are capped at 50% of base salaries, regardless of actual performance. Performance Objective results between 90% and 110% of the budgeted figures are rewarded with corresponding incentive amounts ranging from 31.5% to 50.0% of the named executive officers’ base salary.

While the Performance Objectives measured for the CEO’s incentive calculation are the same as the rest of the named executive officers, the target range payouts differ, ranging from 30.0% to 50.0% of his base salary for Performance Objective results ranging from 90% to 100% of the budgeted figures. There is no payment under the 2006 FNIP unless the Company’s net income goal reaches a minimum threshold approved by our Board of Directors.

Equity Compensation

Equity compensation has historically been offered to employees of the Company who are in positions to influence the Company’s long-term success through the formation and execution of its business strategies. Effective March 6, 2000, First National adopted the First National Bancshares, Inc. 2000 Stock Incentive Plan (the “Plan”). Under the Plan, options are periodically granted to employees and directors by the Company’s Board of Directors at the recommendation of its compensation committee at a price not less than the fair market value of the shares at the date of grant. Options granted expire ten years from the date of grant and vest at a rate of 20% each year on the first five anniversaries of the date of grant. The Plan authorizes the granting of stock options up to a maximum of 459,351 shares of common stock. As of December 31, 2006, 111,284 option shares were available to be granted under the Plan. These amounts reflect each of the 3-for-2 stock splits distributed on January 18, 2006 and March 1, 2004, as well as the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend to be distributed on March 30, 2007.

The Company believes that long-term performance is enhanced through an ownership culture that rewards its named executive officers for stock price appreciation through the use of stock options. The Company believes that stock options encourage executive retention and provide incentive for its named executive officers to increase value for the Company’s stockholders. Options were granted to the named executive officers in March 2000 under the Plan. The allocation of the options granted was approved by the Board of Directors. The options granted under the Plan generally vest and become exercisable immediately upon a qualifying termination, as defined in each named executive officer’s respective employment agreement. See “Potential Payments Upon

Termination or Change in Control” below for additional information regarding the accelerated vesting of these grants. The Outstanding Awards At Fiscal Year End Table reflects the options granted under the Plan to the named executive officers.

All Other Compensation

As described in footnote 3 to the Summary Compensation Table, other compensation to the named executive officers of the Company included car allowances; club dues; company contributions under the Company’s 401(k) and Employee Stock Ownership Plans, which are available to employees generally; provision for receiving a portion of the death benefits payable to the Company pursuant to the Bank Owned Life Insurance policies owned by the Company; long-term disability insurance, life and accident insurance and, in the case of the CEO, keyman life insurance, as well as medical and dental insurance policy premiums. These payments and other benefits, the amounts of which are not material to the Company, provide additional compensation and benefits to the applicable named executive officers and, in the case of car allowances and club dues, in part defray certain personal expenses related to the applicable named executive officer’s employment. The Company is currently evaluating whether to adopt supplemental retirement compensation for its named executive officers during 2007.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

The following table summarizes the compensation paid or earned by each of the named executive officers for the year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	Non-Equity(1) Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Value and All Other Compensation(3)	Total
Jerry L. Calvert	2006	$260,000	—	—	—	$130,000	—	$33,018	$423,018
President, CEO and Director of the Company and the Bank

Kitty B. Payne	2006	$135,769	—	—	$5,681	$63,400	—	$10,057	$214,907
Executive Vice President and Chief Financial Officer of the Company and the Bank

David H. Zabriskie	2006	$145,961	—	—	$5,681	$67,800	—	$11,342	$230,784
Executive Vice President and Chief Lending Officer of the Bank

Robert W. Murdoch, Jr.	2006	$120,769	—	—	$5,681	$55,600	—	$9,626	$191,676
Executive Vice President and Retail Banking Manager of the Bank

(1)	Amounts awarded for the fiscal year under the FNIP were paid in the subsequent fiscal year.

(2)

The amounts in this column reflect the dollar amount recognized as compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) which outlines the accounting requirements for awards pursuant to the Plan and include amounts from awards granted prior to 2006. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2006, are included in footnote 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K.

(3)

All other compensation for 2006 includes the following items: (a) company contributions under the 401k plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance, (e) premiums for life, accident and long-term disability insurance policies (f) the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for shares allocated to each named executive officer under the First National Employee Stock Ownership Plan, and (g) in the case of Mr. Calvert, premiums for keyman life insurance and medical and dental insurance coverage. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

Employment Agreements

The Company recognizes that the named executive officers’ contributions to the growth and success of the Company are substantial. The Company desires to provide for the continued employment of the named executive officers, to reinforce and encourage the continued dedication of these individuals to the company and to promote the best interest of the Company and its shareholders.

On September 10, 2004, First National Bancshares, Inc., and its wholly-owned subsidiary, First National Bank of the South, entered into an employment agreement with Jerry L. Calvert to serve as the President and Chief Executive Officer of the Company and its bank subsidiary. This agreement is for a term of three years and is extended automatically at the end of each year so that the remaining term continues to be three years. Under the agreement, Mr. Calvert receives a base salary of not less than $160,000 per year, which may be increased from time to time with the approval from the board of directors. He also receives his medical insurance premium. He is eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established by the board of directors. Mr. Calvert is entitled to a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries and an accident liability policy totaling $1,000,000. Mr. Calvert will receive an automobile or an automobile allowance and is entitled to participate in all retirement, welfare, and other benefit plans of the Company and the bank. During his employment and for a period of one year thereafter, or during any period that Mr. Calvert is receiving a severance payment under the agreement, he is prohibited from (a) competing with the Company or the bank within a radius of 40 miles of the main office or any branch or loan production office; (b) soliciting the Company’s or the bank’s customers for a competing business; or (c) soliciting the company’s or bank’s employees for a competing business.

If we terminate the employee agreement for Mr. Calvert without cause before or after a change in control, or if Mr. Calvert terminates his agreement for good reason within the 90-day period beginning on the 30th day after a change in control or within the 90-day period beginning on the one year anniversary of a change in control, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 36 (24 for a termination without cause), plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

On January 31, 2005, First National Bancshares, Inc. and its wholly owned subsidiary, First National Bank of the South, entered into employment agreements with Kitty B. Payne, Robert W. Murdoch, Jr., and David H. Zabriskie. Pursuant to the agreements, Ms. Payne serves as an Executive Vice President and the Chief Financial Officer of the company and the bank and receives a minimum annual base salary of $104,000, Mr. Murdoch serves as an Executive Vice President and Retail Banking Manager of the bank and receives a minimum annual base salary of $96,530, and David Zabriskie serves as an Executive Vice President and Senior Lending Officer of the bank and receives a minimum annual base salary of $112,000. Each executive’s annual base salary may be increased from time to time with the approval of the Board of Directors, but may not be decreased.

Each agreement is for a term of two years and is extended automatically at the end of each year so that the remaining term continues to be two years; however, the executive or the employer may at any time fix the term to a finite period of two years. Each executive is entitled to participate in all employee benefit plans or programs of the Company and its bank subsidiary, as well as club dues. In addition, the terms of the agreement entitle Messrs. Murdoch and Zabriskie to the use of an automobile owned or leased by the bank. During each executive’s employment and for a period of one year thereafter, each executive is prohibited from (a) competing with the company or the bank within a radius of 30 miles of any office or branch; (b) soliciting the Company’s or bank’s customers for a competing business; or (c) soliciting the Company’s or the bank’s employees for a competing business. Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company with offices in the restricted territory, if such employment does not involve the restricted territory. In consideration for the restrictive covenants, each executive received stock options for 3,975 shares with an exercise price of $16.04 per share.

If we terminate the employment agreements for Ms. Payne or Messrs. Murdoch and Zabriskie without cause before or after a change in control, or if Ms. Payne or Messrs. Murdoch and Zabriskie terminate their agreement for good reason within the 90-day period beginning on the 30th day after a change in control, they will be entitled to severance in an amount equal to their then current monthly base salary multiplied by 12, plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2006, as well as the related exercise prices and expiration dates. Options are granted pursuant to the Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested	Equity Incentive Plan Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Non-exercisable(1)
Jerry L. Calvert	153,117	—	—	$3.92	3/27/2010	—	—	—	—
	—	—	—	—	—	375	$5,608	—	—

Kitty B. Payne	12,759	—	—	$3.92	3/27/2010	—	—	—	—
	2,551	—	—	$4.23	12/3/2011	—	—	—	—
	850	3,402	—	$14.99	1/31/2015	—	—	—	—
	—	—	—	—	—	233	3,481	—	—

David H. Zabriskie	25,519	—	—	$3.92	3/27/2010	—	—	—	—
	2,551	—	—	$4.23	12/3/2011	—	—	—	—
	850	3,402	—	$14.99	1/31/2015	—	—	—	—
	—	—	—	—	—	255	3,815	—	—

Robert W. Murdoch, Jr.	2,551	—	—	$4.23	12/3/2011	—	—	—	—
	850	3,402	—	$14.99	1/31/2015	—	—	—	—
	—	—	—	—	—	211	$3,159	—	—

(1)	Options granted pursuant to the Plan expire ten years from the date of grant and vest at a rate of 20% each year on the first five anniversaries of the date of grant.
(2)	Each named executive officer fully vests in the shares allocated pursuant to the First National Employee Stock Ownership Plan after seven years of service with 20% of the shares allocated vesting each year, beginning with the third year of service. As of December 31, 2006, each named executive officer had been credited with three years of service.

Grant of Plan-Based Awards

The table below shows the potential payments under the FNIP for 2006. Actual payments made in January 2007 for the year ended December 31, 2006, as shown in the Summary Compensation Table, are as follows: Jerry L. Calvert—$130,000, Kitty B. Payne—$63,400, David H. Zabriskie—$67,800 and Robert W. Murdoch, Jr.—$55,680.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Jerry L. Calvert	—	$78,000	$130,000	$130,000	—	—	—
Kitty B. Payne	—	42,525	47,250	67,500	—	—	—
David H. Zabriskie	—	45,675	50,750	72,500	—	—	—
Robert W. Murdoch, Jr.	—	$38,430	$42,700	$61,000	—	—	—

Option Grants in Last Fiscal Year

For the year ended December 31, 2006, no options were granted to the named executive officers.

Option Exercises and Stock Vested

The following table shows the number of options exercised in share purchases by the named executive officers during the year ended December 31, 2006, as well as the value realized upon these exercises. The table also shows the number of shares acquired upon vesting by the named executive officers during the year ended December 31, 2006, as well as the value realized upon the vesting of these shares. The value represents the positive spread between the exercise price and market price on the date of exercise. The value realized on vesting is determined using the market price on December 29, 2006, the last trading date for the year ended December 31, 2006.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jerry L. Calvert	—	—	94	$1,402
Kitty B. Payne	12,759	$159,165	58	870
David H. Zabriskie	—	—	64	954
Robert W. Murdoch, Jr.	25,519	$349,999	53	$790

(1)	Options granted pursuant to the Plan expire ten years from the date of grant and vest at a rate of 20% each year on the first five anniversaries of the date of grant.
(2)

Each named executive officer fully vests in the shares allocated pursuant to the First National Employee Stock Ownership Plan after seven years of service with 20% of the shares allocated vesting each year, beginning with the third year of service. As of December 31, 2006, each named executive officer had been credited with three years of service.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment by the Company in the case of termination without cause and, in the case of good reason termination following a change in control, by the named executive officer. The amounts shown assume that the termination occurred on December 29, 2006, which was the last trading day of the calendar year ended December 31, 2006, and at a price per share of the Company’s common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

For purposes of this discussion, the terms cause, good reason, and change in control are defined as follows:

“Change in control” shall mean the occurrence during the Term (defined in each named executive officer’s employment agreement as the respective number of years covered by each respective agreement) of any of the following events, unless such event is a result of a Non-Control Acquisition:

(i)	The individuals who, as of the date of this Agreement (referring to each respective named executive officer’s employment agreement), are members of the Board of Directors of the Employer (the “Incumbent Board”) cease for any reason to constitute at least fifty percent of the Board of Directors of the Employer (defined as the Company); provided, however, that if the election, or nomination for election by the Employer’s shareholders, of any new director was approved in advance by a vote of at least fifty percent of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer, including by reason of any agreement intended to avoid or settle an election contest or proxy contest.

(ii)	An acquisition (other than directly from the Employer) of any voting securities of the Employer (the “Voting Securities”) by an “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(iii)	Approval by the shareholders of the Employer of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation of dissolution of the Employer; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

(iv)	A notice of an application is filed with the Office of Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

“Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (ix) hereof:

(i)	a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Employee’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Employee of any duties or responsibilities which, in the Employee’s reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Employee from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Employee other than for Good Reason, or any other change in condition or circumstances that in the Employee’s reasonable judgment makes it materially more difficult for the Employee to carry out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

(ii)	a reduction in the Employee’s base salary or any failure to pay the Employee any compensation or benefits to which he is entitled within five days of the date due;

(iii)	a change in the performance bonus compensation plan available to the Employee such that the total aggregate compensation package of base salary together with bonus compensation which the Employee has an opportunity to earn will be reduced from the total compensation of base salary and performance bonus the Employee actually earned the previous calendar year;

(iv)	the Employer’s requiring the Employee to be based at any place outside a 30-mile radius from the executive offices occupied by the Employee immediately prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(v)	the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Employee, or (B) provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Employee was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

(vi)	the insolvency or the filing (by any party, including the Employer) of a petition for bankruptcy of the Employer which petition is not dismissed within sixty days;

(vii)	any material breach by the Employer of any material provision of this Agreement;

(viii)	any purported termination of the Employee’s employment for Cause by the Employer which does not comply with the terms of this Agreement; or

(ix)	the failure of the Employer to obtain an agreement, satisfactory to the Employee, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

Any event or condition described in clause (i) through (ix) above which occurs prior to a Change in Control but which the Employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. The CEO’s employment agreement does not include item (iii) in its definition of Good Reason.

For the CEO, “Cause” shall consist of any of

(A)	the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation),

(B)	the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud,

(C)	the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach,

(D)

the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action, and provided further that, if the matters relating to the Executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days following receipt of the notice from the regulatory agency);

(E)	the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or

(F)	the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

For the named executive officers other than the CEO, “Cause” is defined as:

(i)	the result of the commission or omission of an act by Employee of a willful or negligent nature which causes harm to the Employer;

(ii)	the conviction of the Employee for the commission or perpetration by the Employee of any felony or an act of fraud;

(iii)	the failure of the Employee to devote his full time and attention to the business, as provided in Section 4 of the employee agreement;

(iv)	or the failure of the Employee to perform his duties hereunder.

With respect to (iii) and (iv) above, the Employer shall provide written notice to the Employee of the Employee’s failure to devote his full time and attention to the business or to perform his duties hereunder, and provide the employee 30 days to cure such failure (if it can be cured) prior to terminating with cause.

Name and Principal Position	Salary	Bonus	Continuation of Medical Benefits(4)	Acceleration and Continuation of Equity Awards(5)	Total Termination Benefits
Jerry L. Calvert, President, CEO and Director of the Company and the Bank
Termination without cause(1)	$520,000	$130,000	$30,652	$5,608	$686,260
Good reason termination after change in control(2)	$780,000	$130,000	$45,978	$5,608	$961,586
Kitty B. Payne, Executive Vice President and Chief Financial Officer of the Company and the Bank(3)
Termination without cause	$155,000	—	—	—	$155,000
Good reason termination after change in control	$155,000	$63,400	$6,451	$3,481	$228,332
David H. Zabriskie, Executive Vice President and Chief Lending Officer of the Bank(3)
Termination without cause	$170,000	—	—	—	$170,000
Good reason termination after change in control	$170,000	$67,800	$5,604	$3,815	$247,219
Robert W. Murdoch, Jr., Executive Vice President and Retail Banking Manager of the Bank(3)
Termination without cause	$140,000	—	—	—	$140,000
Good reason termination after change in control	$140,000	$55,680	$8,449	$3,159	$207,288

(1)	Salary and continuation of benefits is for a period of 24 months following termination without cause before or after a change in control.

(2)	Salary and continuation of benefits is for a period of 36 months following good reason termination after a change in control.
(3)	Salary and continuation of benefits is for a period of 12 months following termination without cause before or after a change in control or good reason termination after a change in control.
(4)	Reflects the estimate of all future premiums which will be paid for life insurance, disability, medical and dental benefits, using the premium rates in effect at December 29, 2006.
(5)

Assumes a value per share of the Company’s common stock of $14.95 per share, which was the closing price per share of the Company’s stock as of December 29, 2006, adjusted for the 7% stock dividend to be distributed on March 30, 2007. The values shown in this column with respect to accelerated vesting of stock options represent the intrinsic value (i.e., the excess of the split-adjusted price per share as of December 29, 2006, over the split-adjusted exercise price of the option) of the options for which vesting is accelerated. Also included in this column are values shown with respect to accelerated vesting of shares of the Company’s stock allocated to each executive officer’s Employee Stock Ownership Plan account as of December 31, 2006.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred. The chief executive officer’s estate is also entitled to receive any bonus earned or accrued through the date of death, including any amounts awarded for previous years but were not yet vested.

If the chief executive officer’s employment is terminated upon his disability, the chief executive officer shall receive any salary and bonus earned or accrued through the date of incapacity, including any amounts awarded for previous years but were not yet vested.

For further information about the employment agreements with the named executive officers, please see the discussion entitled Employment Agreements following the Summary Compensation Table.

Director Compensation

The following table shows the fees paid to each of our elected directors for board meeting and committee meeting attendance in 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
C. Dan Adams	$20,400	—	—	—	—	—	$20,400
Mellnee Buchheit	9,800	—	—	—	—	—	9,800
Jerry L. Calvert	—	—	—	—	—	—	—
Martha Chapman	10,200	—	—	—	—	—	10,200
W. Russel Floyd, Jr.	13,400	—	—	—	—	—	13,400
C. Tyrone Gilmore, Sr.	13,200	—	—	—	—	—	13,200
Gaines W. Hammond, Jr.	22,600	—	—	—	—	—	22,600
Benjamin Hines	19,600	—	—	—	—	—	19,600
William Hudson	22,000	—	—	—	—	—	22,000
Norman Pulliam	12,400	—	—	—	—	—	12,400
Peter Weisman	12,400	—	—	—	—	—	12,400
Donald B. Wildman	12,400	—	—	—	—	—	12,400
Coleman L. Young, Jr.	$21,400	—	—	—	—	—	$21,400

During 2006, we paid our outside directors $600 for each board meeting they attended and $400 for each committee meeting they attended.

Security Ownership of Certain Beneficial Owners and Management

The following table shows how much of our common stock is considered to be beneficially owned by the directors, named executive officers, and owners of more than 5% of the outstanding common stock, as of March 1, 2007. During the initial public offering completed in February of 2000, each organizer received a warrant to purchase two shares of common stock at a purchase price of $3.92 per share for every three shares purchased by that organizer in the offering, for a total of 799,611 shares. These figures reflect the 3-for-2 stock splits distributed on March 1, 2004 and January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend to be distributed on March 30, 2007. The warrants, which are represented by separate warrant agreements, vested over a five-year period beginning on February 10, 2001, and are exercisable in whole or in part until February 10, 2010. Unless otherwise indicated, the address of each beneficial owner is c/o First National Bancshares, Inc., 215 North Pine Street, Spartanburg, South Carolina 29302.

Name	Shares Beneficially Owned (1)	Right To Acquire(2)	Percent(3)
C. Dan Adams(4)	144,611	85,065	6.07%
Mellnee G. Buchheit	83,648	51,039	3.59%
Jerry L. Calvert(5)	79,110	204,156	7.25%
Martha C. Chapman	50,556	34,026	2.26%
W. Russel Floyd, Jr.	94,140	51,039	3.87%
Dr. C. Tyrone Gilmore, Sr.	25,835	17,013	1.15%
Dr. Gaines W. Hammond, Jr.(6)	284,906	—	7.70%
Benjamin R. Hines(11)	114,271	71,455	4.92%
Robert W. Murdoch, Jr.	27,619	4,253	0.86%
William A. Hudson(7)	159,864	102,078	6.89%
Kitty B. Payne(10)	17,650	17,013	0.93%
Norman F. Pulliam	176,050	102,078	7.31%
Peter E. Weisman(8)	87,447	56,143	3.82%
Donald B. Wildman(9)	58,737	34,026	2.48%
Coleman L. Young, Jr.(12)	70,888	42,533	3.03%
David H. Zabriskie	5,430	29,773	0.94%

All directors & executive officers as a group (16 persons)	1,480,761	901,689	51.77%

(1)	Includes shares for which the named person:
•	has sole voting and investment power,
•	has shared voting and investment power with a spouse or other family member in trust, or
•	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
•	does not include shares that may be acquired by exercising stock options or warrants.

(2)	Includes shares that may be acquired within the next 60 days by exercising vested stock options or warrants, but does not include any other stock options or warrants.

(3)

Based on 3,700,439 shares of common stock of the Company outstanding as of the record date of March 1, 2007, plus the number of shares which the named person exercising all options or warrants has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

(4)	Includes 127 shares in trust each for Carey Adams and Abby Adams, in which he acts as custodian. Includes 75,257 shares pledged as collateral for loans.

(5)

Includes 254 shares owned by his son Jerry Calvert, Jr., 254 shares owned by his son Timothy R. Calvert and 254 shares owned by his daughter Casey M. Calvert, all in a trust in which he acts as trustee. Includes 14,204 shares pledged as collateral for loans.

(6)	Include 35,952 shares pledged as collateral for loans.

(7)

Includes 5,104 shares in trust each for Alexa S. Hudson, Lanie Ann Hudson, William Alex Hudson, II, John M. Hammond, Lillian Grace Hammond and Ross H. Hammond. Also includes 129,240 shares held via William A. Hudson Limited Family Partnership, LLC. Includes 121,024 shares pledged as collateral for loans.

(8)	Includes 680 shares in trust for William Desvallees and 680 shares for Lucie Desvallees for which he acts as custodian.

(9)	Includes 254 shares in trust for William Reid Wildman for which he acts as custodian.

(10)	Includes 12,759 shares pledged as collateral for loans.

(11)	Shares are held in the name of The Hines Family Ltd Partnership, of which Mr. Hines is the sole owner and voting member.

(12)	Shares are held in the name of the Coleman Young Family Limited Partnership, of which Mr. Young is the sole owner and voting member.

Corporate Governance

We periodically review our corporate governance policies and procedures which are designed to establish high standards of ethical conduct and provide that we report results with accuracy and transparency and maintain full compliance with the laws, rules and regulations that govern our operations. As part of this periodic review, the Board of Directors reviews and adopts best corporate governance policies and practices for us.

Code of Ethics

We have adopted a Code of Ethics that is designed to ensure that our directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

As a mechanism to encourage compliance with the Code of Ethics, we have adopted a policy regarding our method of receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters. This policy ensures that employees may submit concerns in good faith regarding questionable accounting or auditing matters in a confidential and anonymous manner without fear of dismissal or retaliation of any kind. A copy of the Code of Ethics can be found on our website, www.firstnational-online.com.

Meetings and Committees of the Board of Directors

Our Board of Directors has appointed a number of committees, including an audit committee, compensation committee, and a nominating committee. During the year ended December 31, 2006, our board and our bank’s board of directors held thirteen meetings one of which included an executive session with our independent directors. The Board of Directors has determined, based on recommendation from the audit committee, that each of our directors is independent, as contemplated in the listing standards of the NASDAQ Global Market, except our CEO due to his service as our employee and Donald B. Wildman due to his role in the management of a related party entity. All of our directors and the directors of the bank attended at least 75% of the aggregate of such board and committee meetings. All of our directors attended our 2006 annual meeting. Our board has adopted an attendance policy which requires our directors to attend the annual meeting unless the absence is excused in advance by our board chairman. We have established a process for our shareholders to send communications to our directors. Each of our directors may receive mail at the location of our principal executive offices at 215 North Pine Street, Spartanburg, South Carolina 29302.

The audit committee is composed of Coleman L. Young, Jr., William A. Hudson, Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., Benjamin R. Hines, C. Dan Adams, and W. Russel Floyd, Jr. The audit committee met four times in 2006. Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market.

The functions of the audit committee are set forth in its charter, which is included as Appendix A. The initial charter was adopted in March 2000 and was most recently ratified in November 2006 with no amendments to the version filed with the Company’s proxy statement for the 2006 Annual Meeting of Shareholders. The audit committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

The compensation committee is composed of William A. Hudson, Mellnee Buchheit, Martha C. Chapman, Norman F. Pulliam, Gaines W. Hammond, Jr., M.D. and Coleman L. Young, Jr. The compensation committee met four times in 2006. Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market. The compensation committee does not operate under a formal charter. See the Compensation Committee Report and Compensation Discussion and Analysis sections of this statement for a description of the processes and procedures for the consideration and determination of executive compensation, including a description of the scope of authority for the compensation committee.

The nominating committee is composed of Gaines W. Hammond, Jr., M.D., C. Dan Adams, W. Russel Floyd, Coleman L. Young, Jr., and William A. Hudson. Each member is considered independent as contemplated in the listing standards of the NASDAQ Global Market. The nominating committee acts under a written charter adopted by the board of directors. A copy of the charter is available in the investor relations section of our website at www.firstnational-online.com. The nominating committee met one time in 2006.

Our nominating committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our boards. While no single qualification is determinative, the nominating committee shall consider the skills and background needed by the Company and possessed by the person, diversity of the board, actual or potential conflicts of interest, and the willingness and ability to devote time and energy to the duties of a director. The nominating committee uses these criteria in evaluating the qualifications of director candidates in addition to any other factor relevant to a person’s potential service on the Board of Directors. The nominating committee reviews and reassesses at least annually director fees and qualifications and recommends any proposed changes to the Board of Directors.

Shareholders must deliver nominations in writing either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the Secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, following the close of business on the seventh day after notice of the date on which notice of such special meeting is given to shareholder. Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Our nominating committee uses a variety of methods for identifying and evaluating nominees for director. The nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The nominating committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the nominating committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with our independent auditors the independent registered public accounting firm’s independence from us and our management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The audit committee does not include an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission as no individual committee member meets the five attributes and qualifies as an “audit committee financial expert”. However, we believe that our committee members collectively are capable of (i) understanding accounting principles generally accepted in the United States of America (“GAAP”) and financial statements, (ii) assessing the general application of GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert under the rule adopted by the SEC. However, to qualify as an audit committee financial expert under these new rules, an individual must also have experience preparing, auditing, analyzing, or evaluating financial statements for a company similar to ours, such as a former chief financial officer or auditor of a community bank. The Board of Directors believes that each current member of our audit committee is fully qualified to monitor the performance of management, the public disclosures by the Company of its financial condition and performance, our internal accounting operations, and our independent registered public accounting firm.

The report of the audit committee is included herein at the direction of its members Coleman L. Young, Jr., Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., William A. Hudson, Benjamin R. Hines, C. Dan Adams, and W. Russel Floyd, Jr. Each of these members is considered independent as contemplated in the listing standards of the NASDAQ Global Market.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee recommends to the Board of Directors the appointment of the independent registered public accounting firm for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent registered public accounting firm the results of the audit and management’s responses. The audit committee has adopted pre-approval policies and procedures for audit and non-audit services. The pre-approval process requires all services to be performed by our independent registered public accounting firm to be approved in advance by the audit committee, regardless of amount. These services may include audit services, audit related services, tax services and other services. As part of the pre- approval process, the audit committee considers the nature of the services to be provided and evaluates the likeli- hood that the approval of these services will impair the independence of the independent registered public accounting firm in determining whether to approve the services to be performed by the independent registered public accounting firm.

Consolidated Audit Fees

The aggregate fees billed for professional services rendered by Elliott Davis, LLC during the years ended 2006 and 2005 for audit of our annual financial statements and reviews of those financial statements included in our quarterly reports filed on SEC Forms 10-Q and 10-QSB, as well as Forms 10-K and 10-KSB, respectively, totaled $46,260 and $34,820, respectively.

Audit — Related Fees

The aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis, LLC during the year ended December 31, 2006 and 2005, were $11,200 and $35,875. For the year ended December 31, 2006, these services include the assistance related to reviewing and analyzing the tax and accounting treatment of the sale/leaseback transaction completed in February 2007. For the year ended December 31, 2005, these services included the assistance related to providing comfort related to the secondary offering of our common stock completed in December 2005.

Tax Fees

We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any tax services during the years ended December 31, 2006 or 2005.

All Other Fees

We did not engage the independent registered public accounting firm to provide, and the independent registered public accounting firm did not bill for, any other services during the years ended December 31, 2006 or 2005.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. In February 2007, we entered into a transaction with a related party entity to sell and subsequently lease back from the entity certain real properties previously owned by our bank subsidiary for a price of $5,450,000. The related party entity is a limited liability company owned by a group of nine investors who serve as non-management directors of the Company and our bank subsidiary as follows: Gaines W. Hammond, Jr., M.D., Benjamin R. Hines, C. Dan Adams, Norman F. Pulliam, Mellnee Buchheit, the Coleman Young Family Limited Partnership, Weisman Associates Limited Partnership, a limited partnership of which Peter E. Weisman is the sole owner and voting member, Donald B. Wildman (as managing member) and W. Russel Floyd, Jr. Each investor has a one/ninth interest in the limited liability company. The transaction was approved by the Board of Directors of our bank subsidiary.

It is our policy that these related party transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us or the bank. Loans to individual directors and officers must also comply with our bank subsidiary lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors. Director independence is reviewed on an annual basis by the audit committee.

The Company has a written policy contained in its Code of Ethics which describes the procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director of executive officer.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. The Company’s management annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under NASDAQ Global Market listing standards and applicable SEC rules.

In addition, the Company’s bank subsidiary is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserves Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. Under Regulation O, the bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

In addition to the annual review, the Company’s Code of Ethics requires that the Company’s CEO be notified of any proposed transaction involving a director or executive officer that may present an actual or potential conflict of interest, and that such transaction be presented to and approved by the audit committee. Upon receiving any notice of a related party transaction involving a director or executive officer, the CEO will discuss the transaction with the Chair of the Company’s audit committee. If the likelihood exists that the transaction would present a conflict of interest or, in the case of a director, impair the director’s independence, the audit committee will review the transaction and its ramifications. If, in the case of a director, the audit committee determines that the transaction presents a conflict of interest or impairs the director’s independence, the Board of Directors will determine the appropriate response. If, in the case of an executive officer, the audit committee determines that the transaction presents a conflict of interest, the audit committee will determine the appropriate response.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any written representations made to us, it appears that these forms were filed in a timely fashion during 2006.

Independent Registered Public Accounting Firm

We have selected Elliott Davis, LLC to serve as our independent registered public accounting firm for the year ending December 31, 2007. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she desires to do so.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

If shareholders wish a to include a proposal in our proxy statement relating to the 2008 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 18, 2007. To ensure we have prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

Any shareholder proposal to be made at our annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not less than 30 nor more than 60 days before the annual meeting provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered no later than 10 days after notice of the annual meeting is mailed to shareholders.

March 16, 2007

Appendix A

First National Bancshares, Inc.

Charter of the Audit Committee of the Board of Directors

Audit Committee Charter

The Board of Directors of the Company has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the Company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.

Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

The Audit Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand basic financial statements.

Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.	Recommend to the Board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

3.	On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.	Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.	In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the Company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company’s internal controls. Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.	Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company. Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.	Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the Company. Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements prior to the filing of its Form 10-K, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.” Report to the Board of Directors the Audit Committee’s recommendation of whether to include the audited financial statements in the Company’s Annual Report on Form 10-K.

12.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-QSB, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”

13.	Investigate any matter which the Audit Committee deems to be in the interest of the Company and report its findings to the Board of Directors.

14.	Review and approve any Audit Committee report to be included in the Company’s proxy statement.

15.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

16.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

17.	Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

18.	Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the Company’s annual and quarterly certifications as required by applicable regulations. Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

19.	Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information. Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

20.	At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company, so that the Audit Committee can assess the auditors’ independence.

21.	Ensure the rotation of the audit partners as required by law. At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

22.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

24.	Review related party transactions on a quarterly basis, and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.	The Audit Committee may meet together with the audit committees of the Company’s subsidiaries but no person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the Company.

6.	The Audit Committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

7.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Ratified November 2006

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

FIRST NATIONAL BANCSHARES, INC.

to be held on April 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Jerry L. Calvert and Gaines W. Hammond, Jr., MD, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of First National Bancshares, Inc. that the undersigned would be entitled to vote at our Annual Meeting of Shareholders of the Company to be held at 215 N. Pine Street, Spartanburg, S.C. 29302, at 5:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “for” Proposal No. 1 to elect the four identified Class II directors to serve on the Board of Directors for three-year terms.

1.	PROPOSAL to elect the four identified Class II directors to serve for three-year terms Class II:

Gaines W. Hammond, Jr., MD	Benjamin R. Hines	Peter E. Weisman	Donald B. Wildman

☐	FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below).

__________________________________________________	__________________________________________________

Dated: _______________________________________, 2007

__________________________________________________	__________________________________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

__________________________________________________	__________________________________________________
Please print name clearly	Please print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.